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Exhibit 10.2

LOAN MODIFICATION AGREEMENT

    This Loan Modification Agreement is entered into as of November 7, 2000, by and among SENTO CORORATION, SENTO TRAINING CORPORATION, SENTO CONSULTING CORPORATION, and SENTO TECHNICAL SERVICES CORPORATON (jointly and severally the "Borrower") and Silicon Valley Bank ("Bank").

1.
DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, an Amended and Restated Loan and Security Agreement, dated December 22, 1999, as may be amended from time to time, (the "Loan Agreement"). The Loan Agreement provided for, among other things, a Committed Revolving Line in the original principal amount of Two Million Dollars ($2,000,000) and a Committed Equipment Line in the original principal amount of One Hundred Thousand Dollars ($100,000). Pursuant to a Loan Modification Agreement dated April 28, 2000, the Committed Revolving Line was increased to Three Million Dollars ($3,000,000) which provided a Term Loan Commitment in the original principal amount of Five Hundred Thousand Dollars ($500,000). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness."

2.
DESCRIPTION OF COLLATERAL AND GUARANTIES. Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents". Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents".

3.
DESCRIPTION OF CHANGE IN TERMS.

A.
Modification(s) to Loan Agreement.

1.
Sub Sections (a) and (b) under Section 2.1.5 entitled "Term Loan Advances," are hereby amended in their entirety to read as follows:

(a)
Bank will make Term Loan Advances not exceeding the lesser of (A) the Term Loan Commitment or (B) the Term Loan Borrowing Base. Amounts borrowed under this Section once repaid may not be reborrowed during the term of this Agreement. Bank shall make Term Loan Advances under the Term Loan Commitment, in accordance with the conditions described above, during the period beginning with the date of this Agreement, and ending on May 15, 2001 ("Term Loan Availability End Date"). Each Term Loan Advance shall amortize separately over thirty six (36) monthly payments of principal, and accrued interest (if the Fixed Rate Option is chosen) or principal plus interest (if the Floating Rate Option is chosen). The first monthly payment of principal and/ or interest shall be due and payable on the first day of the first full month following the date of the Term Loan Advance.

(b)
At the time of each Term Loan Advance, the interest rate applicable to the Committed Term Loan shall be a rate equal to the Prime Rate in effect from time to time, plus 1.50%, provided however, as of the Term Loan Availability End Date, Borrower may elect either (a) a per annum rate of 1.50 percentage points above the Prime Rate (the "Floating Rate Option") or (b) a fixed rate equal to the Treasury

        Rate (the "Fixed Rate Option"). Interest calculations shall be made on the basis of a 360-day year and the actual number of days elapsed. The interest rate shall change on each date there is a change in the Bank's Prime Rate. Any prepayment under the Fixed Rate Option must include a Prepayment Fee.

    2.
    The following defined term under Section 13.1 entitled "Definitions" is hereby amended to read as follows:

        "Term Loan Commitment" is a Credit Extension of up to $2,000,000.

        "Prepayment Fee" is a fee on any portion of the Obligations with a fixed interest rate (the "Fixed Obligations") paid before the payment due date is an amount equal to 3% of the outstanding Equipment Advances if the prepayment is made on or before the first anniversary of the date hereof; 2% of the outstanding Equipment Advances if the prepayment is made on or after the first anniversary hereof but before the second anniversary hereof; 1% of outstanding Equipment Advances if the prepayment is made on or after the second anniversary hereof but before the end of the Repayment Period with respect to such Equipment Advances.

        "Term Loan Availability End Date" is described in Section 2.1.5.

        "Treasury Rate" is a Treasury Yield Percentage plus 500 basis points. Treasury Yield Percentage is the average weekly yield (of the week ending figures) in the most recent Federal Reserve Statistical Release on actively traded U.S. Treasury obligations with a maturity of 36 months or if a Statistical Release is not published, the arithmetic average (to the nearest .01%) of the per annum yields to maturity for each Business Day during the week (ending at least two Business Days before the determination is made) of all actively traded marketable United States Treasury fixed interest rate securities with a constant maturity of, or not more than 30 days longer or shorter than the average life of the principal and interest payments that are being prepaid (excluding securities that can be surrendered at face value to pay Federal estate tax, or which provide for tax benefits to the holder).

4.
CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5.
PAYMENT OF LOAN FEE. Borrower shall pay Bank a fee in the amount of Seven Thousand Hundred Fifty Dollars ($7,500.00) ("Loan Fee") plus all out-of-pocket expenses.

6.
NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Indebtedness.

7.
CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

8.
CONDITIONS. The effectiveness of this Loan Modification Agreement is conditioned upon payment of the Loan Fee.

    This Loan Modification Agreement is executed as of the date first written above.

BORROWER:	BANK:
SENTO CORPORATION	SILICON VALLEY BANK
By:	By:
Name:	Name:
Title:	Title:
SENTO CONSULTING CORPORATION
By:
Name:
Title:
SENTO TRAINING CORPORATION
By:
Name:
Title:
SENTO TECHNICAL SERVICES CORPORATION
By:
Name:
Title:
Borrower	(Date)
Silicon Valley Bank	(Date)
Account Officer's	Signature

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  LOAN MODIFICATION AGREEMENT